EXHIBIT 10.2

***Informal Translation – For Information Purposes Only***

Transfer Agreement for the Shares in Artois Plasturgie
resulting in the Take-Over of the Hénin-Beaumont Site

DATED 29 July 2005

BETWEEN

Samsonite SAS

Samsonite Europe NV

Artois Plasturgie SAS

and

HB Group SA

LEXENS

128, Boulevard Haussmann

75008 Paris

This transfer agreement for the Shares in Artois Plasturgie resulting in the take-over of the Hénin-Beaumont (62) site (the “Agreement”) is dated 28 July 2005,

BETWEEN :

1.                  SAMSONITE SAS, a company with limited liability (société par actions simplifiée), with a share capital of EUR 720,000, having its registered office at 27, rue de la Rochefoucauld, 75009 Paris, registered with the commercial register of Paris under number 652 024 159 RCS Paris, duly represented by Mr Marc Matton, in the capacity of chairman (hereinafter referred to as the “Vendor”),

2.                  SAMSONITE EUROPE NV, a Belgian company, with a share capital of EUR 3,665,105.76, having its registered office at Westerring 17, 9700 Oudenaarde (Belgium), registered with the commercial register of Oudenaarde under number 16.079, represented by Mr Marc Matton, duly authorised by a meeting of the board of directors dated 18 July 2005 (hereinafter referred to as the “Transferor”),

3.                  ARTOIS PLASTURGIE SAS, a company with limited liability, with a share capital of EUR 37,000, having its registered office at 128, Boulevard Haussmann, 75008 Paris, registered with the commercial register of Paris under number 483 173 308 RCS Paris, duly represented by Mr Marc Matton, in the capacity of chairman (hereinafter referred to as the “Company”),

AND

4.                  Mr Jean-Jacques AUREL, in name and for the benefit of a company named “HB Group”, a limited liability Luxembourg company, incorporated on 28 July 2005 between Mr Aurel and Mr Egon Schrick, with a share capital of EUR 31,000, having its registered office at rue de l’industrie, L-3895 FOETZ, Luxembourg (hereinafter referred to as the « Purchaser» or the « Transferee»).

The Vendor, the Transferor, the Company and the Purchaser are hereinafter collectively referred to as the “Parties”.

WHEREAS :

1.                                      The Vendor is the owner of and operates on the Site a business consisting of the fabrication and manufacture of luggage and plastic products known under the name «SIC ».

2.                                      As a result of economic difficulties in the fabrication and manufacture of the luggage industry, and so as to avoid a hold of the Activities and the closure of the Site, the Vendor has expressed its intention to sell and has had various discussions with potential purchasers to take over the Site. In this respect, the Vendor and the Transferor have examined various take-over schemes.

3.                                      The Purchaser made its first take-over offer to the Vendor on 24 January 2005 which was not accepted.

4.                                      On the basis of new discussions, the Purchaser made a new take-over offer on 31 May 2005, for the business as described above, all moveable tangible assets attached to the business and the Activities, the real property on which the business is operated, as well as the rights that can lead to the ownership of the afore-mentioned assets, and more generally all assets and rights attached to the Activities with the exception of the intellectual and industrial property rights and goods incorporating such rights, such as the trademarks, patents, designs and models, as well as the moulds used by or the property of the Vendor, the Transferor, the companies or entities of the Affiliated Companies or third parties.   The Vendor accepted the offer on 1 June 2005.

5.                                       The offer set out the terms and conditions as well as the structure of the take-over, including:

•                  the contribution to the Company of the business and the assets mentioned in paragraph 4 above,

•                  the execution of the Related Agreements in respect of the fabrication as subcontractor of luggage under the trademarks of the Affiliated Companies, the disposition of moulds in order to realise such fabrication and the fabrication of the products « No Name », the granting of Financial Aid in accordance with a non-refundable grant and the issuance of a subordinated shareholders’ loan in order to develop and restructure the Activities on the Site, the transfer of inventory and the constitution of Security Interests and Guarantees in favour of the Vendor and the Transferor.

•                  the transfer of the Shares of the Company for the benefit of the Purchaser on the Effective Date.

7.                                      The labour unions of the Vendor (Comité Central d’Entreprise et Comité d’Établissement du Site), who were advised of the envisaged Take-Over by the Purchaser, have rendered their advice on the envisaged Take-Over on 10 June 2005 and 4 July 2005, respectively.

8.                                      Consequently, the Parties have decided to execute this Agreement and the Related Agreements in order to effect the Take-Over of the Site and set out the terms and conditions of their respective obligations and agreements below.

Article 1 :                DEFINITIONS AND INTERPRETATION

1.1                      Definitions

Capitalised terms shall have the same meaning as defined in this Agreement (as defined below):

Net Asset Value of the Company	The net asset value of the Company on the Effective Date as mentioned on line DL of the printout n° 2051 (2005, in thousands) in the tax documentation.

Shares	100% of the shares and voting rights constituting the share capital of the Company on the Effective Date.

Activities	The activities of fabrication and manufacture of luggage and the SIC Activities.

SIC Activities

The activities of fabrication of plastic products, mainly to serve the automobile and motorcycle industry, and the related know-how of Samsonite available on the Site before the Effective Date based on its know-how in relation to the luggage industry.

Financial Aid	The financial aid due under the Financial Aid Agreement, a draft copy of which is attached as Annex 5.2(a)(iv) to the Agreement.

Advance	The advance due under the Financial Aid Agreement, a draft copy of which is attached as Annex 5.2(a)(iv) to the Agreement.

Bank Account of the Purchaser	The bank account n° 00592001107 held by the Purchaser with the bank named CCF HSBC.

Bank Account of the Company	The bank account n° 00592001096 held by the Company with the bank named CCF HSBC.

Bank Account of the Transferor	The bank account n° 00592001083 held by the Transferor with the bank named CCF HSBC.

Bank Account of the Vendor	The bank account n° 00592001068 held by the Vendor with the bank named CCF HSBC.

Escrow Account	The escrow account held by the Company with the bank named CCF HSBC as counter-guarantee for the issuance by CCF HSBC of the Bank Guarantee for the benefit of the Vendor and the Transferor.

Paid Holiday	The indemnities relating to the paid holidays entitlements due to the Transferred Employees acquired as at the Effective Date.

Support Contracts	The service and assistance agreements entered into between the Parties, a draft copy of which is attached hereto as Annex 5.2(a)(iii).

Financial Aid Agreement	The agreement in which the Financial Aid is granted to the benefit of the Company, a draft copy of which is attached hereto as Annex 5.2(a)(iv).

Indemnity Agreement

The agreement under which the Company undertakes to indemnify all breaches (loss of exploitation, loss of profit, damage to name or reputation, etc.) of representations, undertakings and obligations under this Agreement and the Related Agreements, a draft copy of which is attached hereto as Annex 5.2(b)(i).

No Name Products Manufacturing Agreement	The agreement for the manufacturing of No Name Products entered into between the Transferor, the Vendor, the Company and the Purchaser, a draft copy of which is attached hereto as Annex 5.2(a)(ii).

Products Manufacturing Agreement

The agreement relating to the manufacturing of Products, the lease of moulds and the concession of industrial rights entered into between the Transferor, the Vendor and the Company, a draft copy of which is attached hereto as Annex 5.2(a)(i).

Related Agreements

The Contribution Deed, the Stock Pledge Agreement, the Escrow Account, the Indemnity Agreement, the Support Agreement, the Products Manufacturing Agreement, the No Name Products Manufacturing Agreement, the Financial Aid Agreement.

This Agreement and the Related Agreements form one arrangement of inter-dependent agreements under which the Parties intend to put in place one global and sole economic operation. The arrangements and agreements entered into between the Parties are closely related and inter-dependent. The payments and the flow of funds, debts, obligations resulting out of this Agreement and the Related Agreements may be paid by means of set-off.

Transferred Debt

The debt resulting out of the Participative Loan and the Advance granted by the Vendor and the Transferor to the Company in accordance with the Financial Aid Agreement, and transferred by the Vendor to the Transferee in accordance with article 2.2 hereof.

Effective Date	1 September 2005, 00.00 am, after realisation of the partial contribution mentioned under article 5.1 hereof and the related issue of new shares as compensation for this contribution.

Bank Guarantee	The bank guarantee on first demand issued by CCF HSBC to the benefit of the Transferor and the Vendor on the Effective Date, a draft copy of which is attached hereto as Annex 5.2(b)(ii).

13th Month Payment	The indemnities due to the Transferred Employees under their right of 13th month payment, acquired as at the Effective Date.

Business Day	Any day of the week other than a Saturday, Sunday or a public holiday in France.

Paying Agent	Samsonite Europe NV

Affiliated Companies	The companies or entities controlled by Samsonite Corp. Control has the meaning as described under article L 233.3 of the French Commercial Code.

Stock Pledge Agreement	The pledge agreement over the raw material stock issued by the Company as security for the obligations of the Transferor and the Vendor, a draft copy of which is attached hereto as Annex 5.2(b)(ii).

Guarantee Period	24 months commencing on the Effective Date

Participative Loan	The participative loan granted by the Vendor and the Transferor to the Company under the Financial Aid Agreement, a draft copy of which is attached hereto as Annex 5.2(a)(iv).

Take-Over of the Site	The take-over of the business and the Activities in view of the realisation of the industrial project.

Transferred Employees

The employees employed on the Site on the Effective Date, the labour contracts for whom have been fully transferred to the Company by application of article L.122-12, part 2 of the French Labour Code under the Contribution Deed, a list of which is attached hereto as annex 5.1(a) to the Agreement, it being understood that the employees that have requested termination of their labour contracts, or have been notified of such termination, or have left the company before the Effective Date, are not included in the transaction of the Take-Over of the Site.

Site	The site of exploitation located at Hénin Beaumont, 504/520 boulevard Fernand Darchicourt, 62110 Hénin Beaumont.

Subsidy	The non refundable subsidy due under the Financial Aid Agreement, a draft copy of which is attached hereto as Annex 5.2(a)(iv).

Security Interests and Guarantees	The Stock Pledge Agreement, the Escrow Account and the Bank Guarantee~~.~~

Third Party	Any person, whether a legal entity or a physical person, that is not a party to this Agreement and the Related Agreements.

Contribution Deed

The partial contribution of assets deed in accordance with the rules relating to the splitting of companies as mentioned under articles L 236-16 to L 236-21 under the French Commercial Code, a draft copy of which is attached hereto as Annex 5.1.

1.2                      Interpretation

In this Agreement, unless otherwise provided for:

(i)                                     references to an article are references to an article of this Agreement;

(ii)                                  references to a provision of the law are references to such provision as amended, applied, modified or coordinated and include any provisions arising there from;

(iii)                               references to words mentioned in plural include references to the singular form and vice versa;

(iv)                              references to a person include a reference to its successors, assignees and transferees;

(v)                                 the headings mentioned in this Agreement are used for ease of reference and are not to be considered in interpreting this Agreement;

(vi)                              references to any other agreement or document are to be interpreted as applicable to such other agreement or document as amended, supplemented, restated or novated from time to time.

Article 2 :                Transfer and Acquisition of the Shares and the Transferred Debt

2.1                     Transfer of the Shares

In accordance with the terms and conditions of this Agreement and provided that the conditions mentioned in article 5 are complied with or waived and that the documents mentioned in article 6 of this Agreement have been delivered, the Vendor undertakes to sell to the Purchaser, and the Purchaser undertakes to purchase from the Vendor, the Shares, on the Effective Date.

The transfer of the ownership of the Shares and of all rights and obligations attached thereto shall occur simultaneously with the payment of the purchase price for the Shares. As of such transfer, the Purchaser shall carry all risks, direct or indirect, relevant to the ownership of the Shares.

2.2                     Transfer of the Transferred Debt

In accordance with the terms and conditions of this Agreement and provided that the conditions mentioned in article 5 have been complied with or waived and that the documents mentioned in article 6 of this Agreement have been delivered, the Transferor and the Vendor undertake to sell to the Transferee, and the Transferee undertakes to purchase from the Transferor and the Vendor, the Transferred Debt, on the Effective Date.

The transfer of the ownership of the Transferred Debt and of all rights and obligations attached thereto shall occur simultaneously with the payment of the purchase price of the Transferred Debt. As of such transfer, the Transferee shall carry all risks, direct or indirect, attached to the ownership of this Transferred Debt, such as all damages, loss and insolvency risk of the Company.

The Transferor and the Vendor shall deliver to the Transferee on the date of the transfer of the ownership of the Transferred Debt, all documents evidencing the Transferred Debt.

The enforceability of the transfer shall be realised by means of a notification of this Agreement or a restatement act of the transfer of obligations, in accordance with article 1690 of the French Civil Code.

Article 3 :                Purchase price of the Shares and the Transferred Debt

3.1                     Purchase price of the Shares

The purchase price for the Shares is equal to the Net Asset Value (not including the Financial Aid) of the Company. The purchase price shall be paid from the Bank Account of the Purchaser into the Bank Account of the Vendor on the Effective Date.

3.2                     Purchase price of the Transferred Debt

The purchase price for the Transferred Debt is equal to EUR one (1). The purchase price shall be paid from the Bank Account of the Purchaser into the Bank Account of the Transferor, or by means of a bank cheque, on the Effective Date.

The Vendor and the Transferor shall arrange amongst themselves the discussion of the purchase price of the Transferred Debt.

ARTICLE 4 :                       Transfer of the Shares and the Transferred Debt

In accordance with the terms and conditions of this Agreement and provided that the conditions mentioned in article 5 have been complied with and that the documents mentioned in article 6 of this Agreement have been delivered, the transfer of the Shares and the Transferred Debt shall occur on the date on which the conditions precedent relating to the partial contribution of assets mentioned in article 5.1 of this Agreement have been met, or on the Effective Date at the latest.

Article 5 :                Conditions relating to the realisation of the transfers

The realisation of transfer of the Shares and the Transferred Debt is conditional upon (i) the realisation of the partial contribution as mentioned in article 5.1 hereof, and (ii) the realisation of the conditions precedent mentioned in article 5.2 hereof, and (iii) the execution by all Parties concerned of the agreements listed in article 5.2.

5.1 Completion of the partial contribution of the assets of the Vendor to the Company.

(a)               The Vendor shall contribute in the share capital of the Company, within the framework of a partial contribution governed by the rules relating to the splitting of companies in accordance with articles L 236-16 to L 236-21 of the French Commercial Code and the Contribution Deed and its annexes signed at the date of this Agreement, a draft copy of which is attached hereto as Annex 5.1, and the Vendor shall deposit a copy of such deed with the Commercial Court of Paris and have the deed published in a legal journal:

(i) a business of manufacturing of luggage and plastic products valued on 31 August 2005 at EUR 1 (one);

(ii) all buildings and grounds, including the immovable financial lease agreements, as valued on 31 August 2005,  valued at EUR 1,732,001;

(iii) the materials and equipment relating to the exploitation of the Activities, as valued at EUR 527,693;

(iv) desk materials, moveable assets, vehicles and IT products relating to the exploitation of the Activities, valued on 31 August 2005 at EUR 59,436.

(v) the liabilities on the Effective Date for an amount of EUR 1,370,285, as listed hereafter:

(a)               EUR 590,137 being the provision for the pensions or pre-pensions that the Vendor has in its books for all the Transferred Employees of the Company, with the exception of the liabilities relating to pension or pre-pension payments of such Transferred Employees which have requested such pension or pre-pension before the Effective Date, the latter payments having been agreed to be borne by the Vendor;

(b)         EUR 365,030 being the paid holiday entitlements acquired as at the Effective Date;

(c)          EUR 330,139 being the overtime and the 13th month payments acquired as at the Effective Date.

(d)         EUR 84,979 being the labour medals granted by application of the collective labour agreement.

All employment contracts relating to the Activities of which a list and the main features figure in Annex 5.1. shall (after the voluntary departures of employees) be fully legally transferred to the Company by application of article L.122-12 of the French Labour Code, it being understood that the liabilities consisting of salaries and accessories to salaries due to employees that have requested termination of their labour contracts, or have been notified of such termination, or have left the company before the Effective Date, are not included in the transfer to the Company and remain the liability of the Vendor.

(b)                             The following items are excluded from the partial contribution:

(i)                                     The intellectual and industrial property rights, more specifically the trademarks, the patents, the designs and models, as well as the moulds used on the Site or owned by the Vendor, the Transferor, any Affiliated Company or any Third Party, it being understood that certain licences to use certain of the afore-mentioned rights are granted under the No Name Products Manufacturing Agreement and the Products Manufacturing Agreement;

(ii)                                  The IT contracts and licenses (other than relating to office computerization provided that such contracts or licences are not annually payable and are transferable) and the software relating to accounting, invoicing, orders, electronic payment system, Gestion de la Production Assistée par Ordinateur (« GPAO ») and Lotus Notes ;

(iii)                               The contracts entered into between the Vendor and its clients relating to the Activities as well as the receivables of the Vendor from its clients, other than contracts relating to SIC Activities;

(iv)                              The debt of the Vendor vis-à-vis its suppliers;

(v)                                 The inventory of packed finished products, held on Site, on the Effective Date.

(vi)                              The inventory relating to the Activities are subject to a transfer between the Company and the Vendor in accordance with the terms and conditions of article 7 of this Agreement;

Consequently :

•                                          the Company:

•                  with respect to the contracts that have not been transferred, shall use its best efforts to effect and negotiate with all clients, service providers and suppliers, in relation to the Activities, that they execute new contracts with the Company after the Effective Date;

•                  undertakes to reimburse to the Vendor without any delay all monies which any debtor of the Site pays to the Company after the Effective Date, in relation to services rendered or products delivered before or after the date of the partial contribution mentioned in Article 5.1, where such sale of services or products is completed prior to the date of the partial contribution mentioned in Article 5.1.

•                                          the Vendor:

•                  shall be the sole party responsible for the monies relating to the Activities due to its suppliers, where the relationship the Vendor has with the supplier relates to a period before the date of the partial contribution mentioned in Article 5.1.;

•                  undertakes to reimburse to the Company without any delay all monies which a debtor of the Site pays to the Vendor after the Effective Date, in relation to services rendered or products delivered after the date of the partial contribution mentioned in Article 5.1, where those have been completed after the date of the partial contribution mentioned in Article 5.1.

•                  shall have the sole right to receive payment of monies due by its clients and, more generally, by debtors of the Site before the partial contribution mentioned in Article 5.1.

(c)               Due to the valuation of the assets mentioned in Annex 5.1 hereto, the partial contribution within the Company of the assets mentioned in Annex 5.1 hereto shall result in a capital increase of the Company to an amount of EUR 948,846 by issue of of 948,846 new shares in the Company, the latter shares being allocated to the Vendor as remuneration for its contribution in kind.

It will be necessary to make adjustments to reflect the real value of the contributed liabilities. The adjustments shall be effected by means of the decisions of the competent corporate body of the Company and by the Vendor, by means of an adjustment of the Participative Loan.

It is made clear that the realisation of the contribution shall not result in any other adjustments than those mentioned herein.

The details on the liabilities and the adjustments thereto shall be communicated by the Vendor or the Transferor to the Company and the Purchaser on the Effective Date at the latest.

5.2 Conditions precedent

(a)          conditions stipulated in favour of the Company and the Transferee that the Vendor and the Transferor, each for its own account, undertake to realize:

(i) Execution of the Products Manufacturing Agreement, attached hereto as Annex 5.2(a)(i);

(ii) Execution of the No Name Products Manufacturing Agreement, attached hereto as Annex 5.2(a)(ii);

(iii) Execution of the Support Agreement, attached hereto as Annex 5.2(a)(iii);

(iv) Execution of the Financial Aid Agreement and issue of the Financial Aid in accordance with the terms and conditions of that agreement, attached hereto as Annex 5.2(a)(iv);

In order to ensure the continued existence of the Site, and taking into account the envisaged re-launching measures of development and restructuring, the Purchaser has made its industrial project of the Take-Over of the Site subject to the condition that the Vendor and the Transferor, without being involved in any way in the management, assist in the reactivation and restructuring of the Activities by granting an exceptional advance (hereinafter the “ Financial Aid”) to the Company and only to he Company of an aggregate amount of EUR 7,500,000 to be increased by an amount corresponding to:

(i)             the Net Asset Value of the Company on the Effective Date;  and

(ii)          the liabilities related to the Paid Holiday entitlements (after adjustments), the overtime and the 13th Month Payments and work medals.

The Financial Aid shall be made available to the Company in accordance with the terms and conditions of the Financial Aid Agreement. The Company undertakes to use the Financial Aid in accordance with the terms and conditions of this Agreement and the Financial Aid Agreement.

The Purchaser and the Company cannot request any financial participation or indemnification from the Vendor, the Transferor or any other Affiliated Company, other than what is foreseen in article 5.2(a)(iv) of this Agreement relating to the Financial Aid.

(b)         conditions stipulated in favour of the Vendor and the Transferor that the Company and the Transferee, each for its own account, undertake to realize

(i) Execution of the Indemnity Agreement, attached hereto as Annex 5.2(b)(i);

(ii) Execution and perfection of the Security Interests and Guarantees granted by the Company to the Vendor and the Transferor, attached hereto as Annex 5.2(b)(ii);

(iii) Subscription by the Purchaser to insurance policies in the name of and to the benefit of the Company as of the Effective Date.

The Company, under supervision of the Vendor, shall procure the entry into an insurance risk cover corresponding to the specifics of the Site and the Activities as of the Effective Date, and under the condition precedent of the occurrence of such an Effective Date, issued by the insurance broker VERLINGUE, 13, rue Auber, 75009 PARIS, in accordance with the terms and conditions in force on such date.

Article 6 :                Exchange of documents between the Parties on the Effective Date

6.1. Delivery of documents by the Vendor and/or the Transferor to the Purchaser

Subject to compliance with the conditions mentioned under Article 5 hereof, and simultaneously to the delivery of documents by the Purchaser to the Vendor as mentioned under Article 6.2 hereof, the Vendor shall deliver to the Purchaser the following documents:

•                  On the Effective Date at the latest:

(i)                                    A certified conformed copy of the resolutions of the meeting of the sole shareholder of the Vendor authorising the transfer of the Shares and approving the partial contribution;

(ii)                                A certified conformed copy of the resolutions of the meeting of the sole shareholder of the Company authorising the execution of this Agreement and approving the partial contribution;

(iii)                            A certificate of the Vendor indicating, as the case may be, all opposition to the partial contribution mentioned under Article 5.1 hereof and its undertaking to obtain release of any such opposition;

(iv)                               A copy of the auditor’s report in relation to the partial contribution.

(v)                                   A dismissal letter addressed to the chairman of the Company indicating that the Company has not awarded any monies to him for whatever reason, the dismissal taking effect as of the Effective Date.

(vi)                               A copy of the resolutions of the meeting of the sole shareholder of the Company:

•                                          Approving the contribution after adjustment of the amounts determined in accordance with Article 5.1 hereof,

•                                          Noting the dismissal of Mr Marc Matton in his capacity as chairman of the Company as of the moment in time when the general shareholders’ meeting approves the partial contribution mentioned in Article 5.1 hereof and appointing as new chairman Mr Jean-Jacques AUREL, born on 12 June 1945 at Paris (14th), France, French nationality, domiciled at 88 rue Michel Ange, 75016 Paris (14th) , France, subject to the completion of the transfer of the Shares;

•                                          Approving the transfer of the registered address of the Company and modifying the first financial year end to 31 December 2006;

•                                          Deciding to modify the company name of the Company which shall become “HB Industrial”.

(vii)                           The register of resolutions of the shareholders’ meetings of the Company as updated up to the Effective Date;

(viii)                       The shareholders’ register of the Company as updated up to the Effective Date;

(ix)                              A transfer certificate executed by the Vendor to the benefit of the Purchaser relating to 100% of the Shares of the Company on the Effective Date;

(x)                                  A letter from the Company executed by its former and new chairman addressed to the bank that holds the Company’s accounts (i) instructing the bank to end all existing powers of the chairman in relation to the accounts, and (ii) designating Mr Jean-Jacques Aurel, in his capacity as new chairman of the Company as having the power to operate the accounts;

(xi)                              A receipt subject to collection dated and signed by the Vendor and the Transferor drafted in accordance with the template in Annex 6.1 hereto, as a result of which the Vendor and the Transferor confirm having received the purchase price of the Shares and the Transferred Debt;

(xii)                          An original copy of the inventory of the Stock as drafted and established together by all Parties, at the latest by the Effective Date, in accordance with Article 7 and Annex 7.3(i) of this Agreement, duly signed by the Vendor;

(xiii)                      An original copy of the agreement relating to the opening of the Bank Account of the Company, duly signed by Mr Marc Matton, in his capacity as former president of the Company;

(xiv)                         An original copy of the declaration of registration of the transfer of the Shares, duly signed by the Vendor ;

(xv)                             an original copy of the transfer agreement relating to the Transferred Debt.

•                  On 19 August 2005 at the latest:

(xvi)                         a detailed list of the Costs of Sales, as defined in the Products Manufacturing Agreement;

(xvii)                      the planning of confirmed and pending orders, mentioned in article 4.1 of the Products Manufacturing Agreement.

6.2. Delivery of documents by the Purchaser and the Company to the Vendor

Subject to compliance with the conditions mentioned under Articles 5 of this Agreement, and simultaneously with the delivery by the Vendor to the Purchaser of the documents mentioned under Article 6.1 hereof, the Purchaser shall deliver to the Vendor and/or the Transferor the following documents:

(i)                                    An original copy of the inventory of the Stock as drafted and established together by all Parties, at the latest by the Effective Date, in accordance with Article 7.3 of this Agreement, duly signed by the Purchaser;

(ii)                                An original copy of the Security Interests and Guarantees and the documents proving their constitution;

(iii)                            An original copy of the declaration of registration of the transfer of the Shares, duly signed by the Purchaser;

(iv)                               All documents evidencing that the Company has all insurance policies required to cover the Site and the Activities as of the Effective Date, as described in article Article 5.2(b)(ii) of this Agreement;

(v)                                   A non insolvency certificate or its equivalent under Luxembourg law.

Simultaneouslywith the delivery of the documents mentioned under Article 6.1 of this Agreement, the Purchaser shall instruct the bank to wire the purchase price of the Shares and the Transferred Debt, according to Article 3 of this Agreement.

ARTICLE 7 :                       Transfer of Stock

The Parties agree that the stock related to the Activities is shall be transferred by the Vendor to the Company on the Effective Date, in accordance with the following terms and conditions:

7.1. Definition of inventory purchased by the Company on the Effective Date

The Company shall purchase from the Vendor and the Vendor undertakes to transfer to the Company on the Effective Date, the inventory of raw materials, finished products, work in progress not packed (hereinafter referred to as the « Stock »). Pre-packed finished products are explicitly excluded from the Stock ; they remain the property of the Vendor.

The Vendor shall procure and commits that, on the Effective Date, the Stock has a minimum value of EUR 1,200,000 and is composed of at least the equivalent of:

•                  3 weeks of production stock as regards Raw Materials as defined in the Products Manufacturing Agreement, and

•                  6 weeks of production stock as regards the Components as defined in the Products Manufacturing Agreement.

7.2.Valuation of Inventory:

The Parties agree that the Inventory reflected in the accounting for more than 6 months prior to the Effective Date shall amount to EUR 1, except for the plastic raw materials and the packing which shall be valued and transferred at the net accounting value.

The Inventory reflected in the accounting for less than 6 months prior to the Effective Date, shall be valued and transferred at the net accounting value.

7.3. Price and inventory

(i)                                    The Inventory which is to be transferred from the Vendor to the Company is subject to an inventory drafted and established together by all Parties, at the latest on the Effective Date in accordance with the procedure described under Annex 7.3 (i)

(ii)                                The price for the Inventory mentioned in the physical inventory established between the Parties at the latest on the Effective Date, shall be determined by the Vendor by application of the clauses mentioned in Annex 7.1 of this Agreement.  The corresponding invoice shall be delivered by the Vendor to the Company on the Effective Date at the latest. The Purchaser undertakes to provide its comments on the volumes and pricings at the latest on the Effective Date.

The Company undertakes to settle any undisputed part of the invoice, which the Purchaser guarantees during a maximum period of 24 months from the Effective Date. Any breach by the Company of an obligation under this Agreement or any Related Agreement shall result in the loss of the abovementioned term, up to the amount of the damage suffered by the Joint Creditors (as defined in article 2 of the Indemnity Agreement).

The settlement of the invoice may be set-off against any outstanding amounts due under Tranche B of the Subsidy, except if as a result of the non-execution of its obligations under the Agreement or any Related Agreement the outstanding amount under Tranche B is not due or enforceable.

Article 8 :                Representations and warranties

Taking into account that the Purchaser :

(i)                                    confirms that it has had access to all information in order to determine the exact situation of the Site, the Activities, the Transferred Employees (more specifically the wages, the seniority, advantages) and the production methods

(transferred from the Vendor to the Company as a result of the partial contribution as mentioned under Article 5.1 of this Agreement),

(ii)                                confirms having received copies of the Related Agreements and the Bank Guarantee entered into between the Vendor or the Transferor and the Company (having given its consent),

(iii)                            has a very good knowledge, together with its team, of the sector of activities of the Company and the Site,

(iv)                               has had long conversations with the directors of the Site, more specifically Mr Christian Guittard, director of the Site, and Mr Jacques Rousselle, HR Director, who will both continue to practice as directors of the Site after the Take-Over and whose expertise will be appreciated and counted on,

(v)                                   confirms having received a copy of the memorandum of the expert company AECD,

the Shares and the Transferred Debt are transferred without any guarantee other than as expressly stipulated in this Agreement.

The Purchaser confirms that the financial efforts of the Vendor and the Transferor are sufficient to ensure the viability of the Site on a middle- long term basis, in particular by means of the grant of the Financial Aid, and consequently confirms that the Vendor and the Transferor have no responsibility towards the Purchaser, the Company or any other group company of the group of the Purchaser, based on whatever warranty of assets and liabilities, and under no circumstances, linked to the Agreement or the Related Agreements, and more generally, at the date of the Take-Over of the Site, before or after, on the Effective Date, the responsibility of the Vendor shall always be strictly limited to the amounts due under the Financial Aid pursuant to the terms and conditions of this Agreement and the Financial Aid Agreement, increased, as the case may be,  by the amount as stipulated under article 7.2 of the Products Manufacturing Agreement.

8.1 Representations and warranties of the Vendor and/or the Transferor

The Vendor declares that:

a.               the Company is a company limited by shares duly incorporated and existing in accordance with the legal statutes and French rules;

b.              the share capital of the Company, fully paid up, is divided into 37,000 shares, issued in accordance with the legal statutes and French rules;

c.               the Company is not involved in any collective settlement proceedings or amicable arrangements, and has not ceased making any payments;

d.              as of its registration, the Company has not exercised any activities. The only engagements or obligations existing on the date of the Agreement and on the Effective Date are limited to the deed of incorporation of the Company, the execution of the Agreement and of the Related Agreements, the partial contribution mentioned in Article 5.1 and the obligations resulting there from;

e.               the entering into the Agreement and the Related Agreements, as well as the realization of the Take-Over of the Site do not violate any provision of the Company’s articles of association or any agreement to which the Company is a party as of the date of this Agreement;

f.                 the Company validly owns the assets that are the subject of the partial contribution mentioned in Article 5.1 of this Agreement;

g.              the list of Transferred Employees mentioned in Annex 5.1.2 reflects the complete and full list of the employees that are being transferred under the partial contribution mentioned in Article 5.1 of this Agreement;

The Vendor confirms that it has full capacity and power to enter into this Agreement and the Related Agreements and that it is not involved in any collective settlement proceedings or any amicable arrangement, and has not ceased making any payments as of the date of this Agreement.

The Transferor confirms that it has full capacity and power to enter into this Agreement and the Related Agreements and that it is not involved in any collective settlement proceedings or any amicable arrangement, and has not ceased making any payments as of the Effective Date.

8.2 Representations and warranties of the Purchaser and the Company

The Company declares that:

(a)          it has full power and capacity to enter into this Agreement and the Related Agreements;

(b)         the signing of, entry into and execution of the Agreement and the Related Agreements do not violate any agreement or arrangement to which the Company or its shareholders are directly or indirectly party, or do not violate any legal or regulatory statute applicable to it;

(c)          it is not involved and is not threatened to be involved in any collective settlement proceedings, insolvency proceedings or any amicable arrangement, and has not ceased making any payments as of the date of this Agreement.

The Purchaser declares that:

(a)          it has full power and capacity to enter into this Agreement and the Related Agreements.

(b)         the signing of, entry into and execution of the Agreement and the Related Agreements do not violate any agreement or arrangement to which the Purchaser or its shareholders are directly or indirectly party, or do not violate any legal or regulatory statute applicable to it.

(c)          it is not involved and is not threatened to be involved in any collective settlement proceedings, insolvency proceedings or any amicable arrangement, and has not ceased making any payments as of the date of this Agreement.

(d)         it has all technical, industrial, financial and human means necessary to manage the Take-Over of the Site and conduct its Industrial Project.

8.3 Repetition of representations and warranties

The Parties shall repeat the representations and warranties made on the date of this Agreement on the Effective Date, in such way that the representations and warranties are deemed to be correct on the Effective Date.

Article 9 :                Undertakings of the Company and the Purchaser

The Company undertakes the following covenants to the benefit of the Vendor and the Transferor and repeats the undertakings mentioned in the Agreement and the Related Agreements and the Purchaser ensures compliance of all undertakings of the Company.

The Company undertakes that:

(i)                                     the Financial Aid shall be used for the purposes of the Site and its restructuring and to maintain the employment of the Transferred Employees on the Site.

(ii)                                  it shall not agree to any dismissal for economic reasons, social plan or employment restructuring plan which may affect the Transferred Employees during a minimum period equal to the Guarantee Period.

(iii)                               within 90 days as of the Effective Date at the latest, it shall enter into a bank guarantee issued to the benefit of the lessees under the financial lease agreements, which are a part of the partial contribution described under article 5.1 of the Agreement, in order to effect the release and discharge of the Vendor or the Transferor of its obligations vis-à-vis such lessees.   If the Company fails to comply with this undertaking, and without prejudice to the Security Interests and Guarantees which have been granted to the benefit of the Vendor or the Transferor, the Transferor may set-off these amounts vis-à-vis amounts due under the Products Manufacturing Agreement, up to an amount of EUR 100,000 per month and not exceeding 2/3 of the amount of the guarantee or the liabilities which can result out of its obligations vis-à-vis the lessees.

Article 10 :         Miscellaneous

10.1 Good faith

Each Party undertakes to irrevocably negotiate in good faith any specification or modification to the contents of the Agreement and the Related Agreements necessary for the good termination of the operations envisaged.

Each Party shall develop and sign all necessary documents, shall realise any operation described above or resulting from it, shall carry out any engagement, decision or measure, shall obtain and vote on any decision of any corporate body, necessary in this regard, in accordance with the calendar contained in Annex 10.1.

10.2 Reciprocal Information

Each Party shall communicate to the other information which the latter might need for the purposes of carrying out its obligations in the execution of the Agreement.

10.3 Notices

All notices and communications made or sent between the Vendor, Transferor and Purchaser shall be effected by registered mail with evidence of receipt or by letter handed over in person and signed for on receipt by the addressee or by extra-judicial act (acte extrajudiciaire) to the addresses and persons mentioned hereafter or to any other address or person notified using the means described in the present article.

For the Vendor:

SAMSONITE FRANCE SAS: Mr Marc Matton

27, rue de la Rochefoucauld

75009 Paris

With a copy to:

Mr Frédéric Boucly

Lexens

128, Boulevard Haussmann

75008 Paris

For the Transferor

SAMSONITE EUROPE NV

Mr Marc Matton

Westerring 17

9700 Oudenaarde

Belgique

With a copy to:

Mr Frédéric Boucly

Lexens

128, Boulevard Haussmann

75008 Paris

For the Purchaser:

Mr Jean-Jacques AUREL

HB Group

Rue de l’industrie

L-3895 Foetz

With a copy to:

Fauvet La Giraudière & Associés

Avocat à la Cour

92 avenue d’Iéna

75008 Paris

For the Company ;

Mr Jean-Jacques AUREL

At the registered seat of the Company

With a copy to :

Fauvet La Giraudière & Associés

Avocat à la Cour

92 avenue d’Iéna

75008 Paris

10.4 Preamble and Annexes

The preamble and the annexes of the Agreement are part of the entire Agreement and oblige the Parties in the same way as the stated obligations.

10.5 Entirety of the Agreement

The Agreement and the Related Agreements constitute the entire agreement between the Vendor, Transferor, Purchaser and the Company with regard to the object of the Agreement and replaces, cancels and prevails over any prior agreement or document which the Vendor, Transferor and Purchaser would have concluded or exchanged with an identical or similar object to the object of the Agreement.

10.6 Confidentiality - Announcements

The Parties shall keep the Agreement strictly confidential as against any Third Party, and shall ensure that their employees and agents comply with the same obligation.

However, the afore-mentioned obligations have no effect if a request for information is sent to one of the Parties or an Affiliated Company by an administrative, judicial, legal, regulatory, financial or stock market authority (in particular NSEC or NASD).

The Parties may also provide information in relation to the Agreement and the Related Agreements to their usual bankers, counsels, accountants, auditors, it being understood that they are bound by their respective confidentiality obligation vis-à-vis their clients.

10.7 Invalidity

If any of the provisions of the Agreement and of the Related Agreements are declared to be invalid or void, such provision will, to the extent of its invalidity or its voidness, cease to have effect and will be considered as no longer part of the Agreement but can in no way affect the validity and effectiveness of the other terms and conditions of the Agreement.

10.8 Endorsement and renunciation

No modification to the Agreement or to any document concluded in accordance with the Agreement, can be validly made, unless such modification is done in writing and signed by all Parties.  The Parties reserve the right to exercise at all times any right or to carry out any action to better protect their interest, and any delay by any Party in the exercise, or lack of exercise, of such rights, cannot be interpreted as an abandonment or renunciation of such rights or actions.

10.9 Expenses, disbursements and taxes

The Purchaser and the Vendor will respectively bear their own expenses and disbursements encountered during the course of preparation of the Agreement and the realisation of the operations envisaged in accordance with the terms of the Agreement, including, without being limited thereto, the fees and disbursements of the advisors and offices of accounting experts and possible agents or intermediaries.

The Purchaser will bear all costs and taxes related to the acquisition of the Shares and of the Transferred Debt.

10.10 Transfer

The Agreement will bind all of the Parties, their heirs, successors and assigns. However, no right, interest, asset or obligation whatsoever can form part of a transfer or can be transferred directly or indirectly, without the express approval of the Vendor or Transferor.

The Purchaser shall not proceed to the transfer of the Shares and of the business as long as the Purchaser or the Company are debtor of any obligation in accordance with the Agreement or with any Related Agreement until the Company and the Purchaser have fulfilled their rights in accordance with the Agreement and the Related Agreements.

10.11 Applicable law and choice of forum

Any litigation relating to the conclusion, performance and/or interpretation of the Agreement will be resolved in accordance with French law.

Any litigation relating to the conclusion, performance and/or interpretation of the Agreement will be submitted in first instance to the jurisdiction of the Commercial Court of Paris.

Executed in Paris, on 29 July 2005

in 4 original copies

s/s Marc Matton	s/s Marc Matton
The Vendor	The Transferor

s/s Marc Matton	s/s Jean Jacques Aurel
The Company	The Purchaser